EXHIBIT 99.3

Unaudited Pro Forma Condensed Consolidated Financial Statements

On June 15, 2017, the KMG Chemicals, Inc. (“KMG” or the “Company”) completed the acquisition of Flowchem Holdings LLC (“Flowchem”) pursuant to the terms of a previously announced Purchase Agreement and Plan of Merger (the “Purchase Agreement”) among the Company, KMG FC, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), Flowchem, Arsenal Capital Partners III-B, LP (“Blocker Seller”) and ACP Flowchem LLC in its capacity as the representative. At the closing, Merger Sub merged into Flowchem, with Flowchem surviving as a wholly owned subsidiary of the Company. The Company also acquired all of the outstanding shares of capital stock of ACP‑Flowchem Blocker Inc. from Blocker Seller.

The following unaudited pro forma condensed consolidated financial statements and related notes are derived from the historical condensed consolidated financial statements of KMG and Flowchem after giving effect to KMG’s acquisition. The unaudited pro forma condensed consolidated balance sheet as of April 30, 2017 gives effect to the Flowchem acquisition as if it occurred on that date. The unaudited pro forma condensed consolidated statements of income for the nine months ended April 30, 2017 and for the year ended July 31, 2016 give effect to the Flowchem acquisition as if it occurred on August 1, 2015, using the purchase method of accounting, as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations, with KMG acting as the acquirer.

The Flowchem acquisition has been accounted for using the acquisition method of accounting and, accordingly, the tangible and intangible assets acquired and liabilities assumed in this transaction have been recorded at their estimated fair values. As noted above, the Flowchem acquisition was consummated on June 15, 2017. Accordingly, the preliminary purchase price allocation for the Flowchem acquisition has been reflected in the accompanying pro forma condensed consolidated balance sheet as of April 30, 2017. Such allocation should be considered preliminary as the Company is awaiting the completion of several items, including the finalization of its independent appraisal and valuation for purposes of valuing the acquired tangible and intangible assets. As such, there may be material changes to the initial allocation reflected herein as those remaining items are finalized.

KMG’s historical condensed consolidated statement of income for the year ended July 31, 2016 was derived from its audited consolidated financial statements as reported in its Annual Report on Form 10-K for the year ended July 31, 2016. KMG’s historical condensed consolidated statement of income for the nine months ended April 30, 2017, and condensed consolidated balance sheet as of April 30, 2017, were derived from its unaudited interim condensed consolidated financial statements as reported in its Quarterly Report on Form 10-Q for the period ended April 30, 2017.

Since Flowchem has historically reported financial results using a December 31 fiscal year-end, the Flowchem financial information must be adjusted to more closely conform to KMG’s fiscal year-end for purposes of these unaudited pro forma condensed consolidated financial statements. Therefore, the historical financial information for Flowchem has been adjusted to the twelve months ended June 30, 2016 and the nine months ended March 31, 2017. The amounts for the twelve months ended June 30, 2016 were derived by adding the six months ended December 31, 2015 to the Flowchem year-end amounts for the year ended December 31, 2016, and removing the amounts for the six months ended December 31, 2016. Those amounts for the six months ended December 31, 2016 were added to the Flowchem amounts for the three months ended March 31, 2017, resulting in the financial information for the nine months ended March 31, 2017.

The unaudited pro forma condensed consolidated financial statements presented below are based on the assumptions and adjustments described in the accompanying notes. Such unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of what the Company’s financial position or results of operations would have been had the Flowchem acquisition been consummated on the dates indicated, nor are they necessarily indicative of what the Company’s financial position or results of operations will be in future periods. The historical financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma condensed consolidated statements of income, expected to have a continuing impact on the consolidated results of operations. Additionally, the unaudited pro forma condensed consolidated financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. Operating results for the nine months ended April 30, 2017 are not indicative of the results that may be expected for the year ending July 31, 2017. The unaudited pro forma condensed consolidated financial statements, and accompanying notes thereto, should be read in conjunction with the historical audited and unaudited financial statements, and accompanying notes thereto, of KMG, as reported in the Company’s Annual Report on Form 10-K for the year ended July 31, 2016 and its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2017, and of Flowchem, which are included elsewhere in this Current Report on Form 8-K/A.

KMG CHEMICALS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF APRIL 30, 2017

(In thousands, except for share and per share amounts)

	KMG Historical	Flowchem Historical	Pro Forma		Pro Forma
	as of April 30, 2017	as of March 31, 2017	Adjustments	Notes	Combined
Assets
Current assets
Cash and cash equivalents	$14,097	$3,637	$(2,778)	(a)	$14,956
Accounts receivable
Trade, net of allowances	39,098	15,662	—		54,760
Other	3,230	—	—		3,230
Inventories, net	38,868	6,317	—		45,185
Prepaid expenses and other	7,105	581	—		7,686
Total current assets	102,398	26,197	(2,778)		125,817
Property, plant and equipment, net	81,725	21,041	955	(b)	103,721
Goodwill	24,648	116,370	32,645	(d)	173,663
Intangible assets, net	38,508	51,654	288,253	(c)	378,415
Other assets, net	5,152	—	1,020	(f)	6,172
Total assets	$252,431	$215,262	$320,095		$787,788
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$25,867	$3,695	131	(m)	$29,693
Income taxes payable	—	131	(131)	(m)	—
Accrued liabilities	12,265	798	688	(l)	15,530
			510	(m)
			1,269	(n)
Accrued interest	—	510	(510)	(m)	—
Current maturities of long-term debt	—	5,655	(2,162)	(e)	3,493
Employee incentive accrual	4,190	—	—		4,190
Total current liabilities	42,322	10,789	(205)		52,906
Long-term debt	34,000	82,070	419,259	(e)	535,329
Deferred tax liabilities	9,434	1,270	24,516	(g)	35,220
Other long-term liabilities	4,459	—	—		4,459
Total liabilities	90,215	94,129	443,570		627,914
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—	—		—
Common stock, $0.01 par value, 40,000,000 shares authorized, 11,887,513 shares issued and outstanding at April 30, 2017	119	—	—		119
Members' equity	—	121,133	(121,133)	(h)	—
Additional paid-in capital	40,557	—	—		40,557
Accumulated other comprehensive loss	(14,251)	—	—		(14,251)
Retained earnings	135,791	—	(257)	(f)	133,449
			(128)	(k)
			(688)	(l)
			(1,269)	(n)
Total stockholders’ equity	162,216	121,133	(123,475)		159,874
Total liabilities and stockholders’ equity	$252,431	$215,262	$320,095		$787,788

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

KMG CHEMICALS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED APRIL 30, 2017

(In thousands, except for per share amounts)

	KMG Historical	Flowchem Historical
	Nine Months Ended	Nine Months Ended	Pro Forma		Pro Forma
	April 30, 2017	March 31, 2017	Adjustments	Notes	Combined
Net sales	$237,182	$66,010	—		$303,192
Cost of sales	143,787	32,415	111	(b)	176,313
Gross profit	93,395	33,595	(111)		126,879
Distribution expenses	28,329	—	—		28,329
Selling, general and administrative expenses (1)	37,909	10,673	4,277	(c)	52,859
Restructuring charges	70	—	—		70
Operating income	27,087	22,922	(4,388)		45,621
Other (expense) income
Interest expense, net	(650)	(5,801)	(13,968)	(i)	(20,419)
Gain on insurance claims	—	3,612	—		3,612
Other, net	88	—	—		88
Total other expense, net	(562)	(2,189)	(13,968)		(16,719)
Income before income taxes	26,525	20,733	(18,356)		28,902
Provision for income taxes	(8,232)	(616)	(216)	(j)	(9,064)
Net income	$18,293	$20,117	$(18,572)		$19,838
Earnings per share
Net income per common share basic	$1.54				$1.67
Net income per common share diluted	$1.50				$1.62
Weighted average shares outstanding
Basic	11,884				11,884
Diluted	12,236				12,236

(1)

Selling, general and administrative expenses of Flowchem includes management fees and amortization expense to be consistent with the Company’s presentation of selling, general and administrative expenses.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

KMG CHEMICALS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED JULY 31, 2016

(In thousands, except for per share amounts)

	KMG Historical	Flowchem Historical
	Year Ended	Year Ended	Pro Forma		Pro Forma
	July 31, 2016	June 30, 2016	Adjustments	Notes	Combined
Net sales	$297,978	$77,863	—		$375,841
Cost of sales	182,470	38,082	148	(b)	220,700
Gross profit	115,508	39,781	(148)		155,141
Distribution expenses	36,986	—	—		36,986
Selling, general and administrative expenses (1)	49,192	13,587	5,702	(c)	68,481
Restructuring charges	1,629	—	—		1,629
Realignment charges	130	—	—		130
Operating income	27,571	26,194	(5,850)		47,915
Other (expense) income
Interest expense, net	(799)	(10,225)	(19,395)	(i)	(30,419)
Gain on purchase of NFC	1,826	—	—		1,826
Gain on insurance claims	—	489	—		489
Other, net	(368)	—	—		(368)
Total other (expense) income, net	659	(9,736)	(19,395)		(28,472)
Income before income taxes	28,230	16,458	(25,245)		19,443
Provision for income taxes	(9,555)	(23)	3,099	(j)	(6,479)
Net income	$18,675	$16,435	$(22,146)		$12,964
Earnings per share
Net income per common share basic	$1.59				$1.11
Net income per common share diluted	$1.57				$1.09
Weighted average shares outstanding
Basic	11,719				11,719
Diluted	11,926				11,926

(1)

Selling, general and administrative expenses of Flowchem includes management fees, amortization expense and other operating expenses to be consistent with the Company’s presentation of selling, general and administrative expenses.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Transaction and Basis of Presentation

On June 15, 2017, the KMG Chemicals, Inc. (the “Company”) completed the acquisition of Flowchem Holdings LLC (“Flowchem”) pursuant to the terms of a previously announced Purchase Agreement and Plan of Merger (the “Purchase Agreement”) among the Company, KMG FC, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), Flowchem, Arsenal Capital Partners III-B, LP (“Blocker Seller”) and ACP Flowchem LLC in its capacity as the representative. At the closing, Merger Sub merged into Flowchem, with Flowchem surviving as a wholly owned subsidiary of the Company. The Company also acquired all of the outstanding shares of capital stock of ACP‑Flowchem Blocker Inc. from Blocker Seller. The consideration paid on the closing was the purchase price of $495.0 million plus $11.2 million for estimated cash acquired.

The financial data in the unaudited pro forma condensed consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with the Company’s accounting policies that conform to U.S. GAAP and the rules and regulations of SEC Regulation S-X.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma condensed consolidated statements of income, are expected to have a continuing impact on the results of operations.

The accompanying pro forma financial statements do not reflect the financial impact of any future cost savings, restructurings, synergies, integration costs or non-recurring activities and one-time transaction costs that may be realized or incurred in subsequent reporting periods. As the pro forma financial statements reflect only those adjustments that are expected to have a continuing impact on the results of operations, there may be certain non-recurring charges not reflected on the pro forma condensed consolidated statements of income that will be included in the actual consolidated statements of income of the Company following the closing of the acquisition.

The Company has accounted for the acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations. The allocation of the purchase price as reflected in the unaudited pro forma condensed consolidated financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made for the purpose of providing unaudited pro forma condensed consolidated financial information. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.

The unaudited pro forma condensed consolidated financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company.

2. Financing Transactions

To finance the acquisition of Flowchem, on June 15, 2017, the Company entered into a new credit agreement (the “New Credit Facility”), by and among the Company, KeyBank National Association, as agent, KeyBanc Capital Markets Inc., HSBC Securities (USA) Inc., and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners and ING Capital LLC, as documentation agent. The New Credit Facility provides for (i) a seven year syndicated senior secured term loan of $550 million and (ii) a five year senior secured revolving credit facility of $50 million.

The New Credit Facility and related loan documents replace the Company’s prior second amended and restated credit agreement with Wells Fargo Bank, National Association, Bank of America, N.A., HSBC Bank USA, National Association and JPMorgan Chase Bank, N.A. (the “Prior Credit Facility”). The Prior Credit Facility, and all commitments thereunder, were terminated effective June 15, 2017.

The proceeds from the term loan under the New Credit Facility were used to finance the acquisition of Flowchem, pay the costs and expenses related to the acquisition, and to repay in full the $31 million outstanding indebtedness under the Prior Credit Facility. At the closing of the New Credit Facility on June 15, 2017, the Company had $550 million borrowed under the new facility. The Company did not draw upon the revolving credit facility at the closing. Loans under the New Credit Facility bear interest at a varying rate of LIBOR plus a margin based on net funded debt to adjusted earnings before interest, taxes, depreciation and amortization. At closing, the term loan under the New Credit Facility bore interest at 5.4089%, which was used in calculating the pro forma adjustments in interest expense.

3. Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the adjusted historical financial statements of Flowchem as of March 31, 2017. The consideration paid on the closing was the purchase price of $495.0 million plus $11.2 million for estimated cash acquired. The residual amount of the purchase price after preliminary allocation to identifiable tangible and intangible assets acquired and liabilities assumed has been allocated to goodwill. The Company has not completed the detailed valuation studies necessary to arrive at the required fair values of Flowchem’s assets acquired and liabilities assumed. Therefore, the following allocation of the purchase price to acquired assets and assumed liabilities is based on preliminary fair value estimates and subject to final management analysis, with the assistance of third party valuation advisors. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to the Company only upon access to additional information. The actual amounts recorded when the analyses are completed may differ from the pro forma amounts presented as follows (in thousands):

Estimated cash and working capital, net	$21,063
Property, plant and equipment, net	21,996
Identifiable intangibles
Trade name	6,591
Trademarks	22,358
Customer relationships	158,361
Proprietary manufacturing process	152,597
Total assets acquired	382,966
Long-term debt	—
Deferred tax liabilities, net	(25,786)
Net identifiable assets acquired	357,180
Goodwill	149,015
Fair value of net assets acquired	$506,195

Identifiable intangible assets. The estimated fair values of customer relationships are expected to be amortized over the period in which the economic benefit of the intangible asset will be recognized. Trademarks, trade names and proprietary manufacturing process are considered to be indefinite lived, as there are no currently foreseen legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the asset to the Company. In the event that management determines that the value of the acquired trademarks, trade names, and proprietary manufacturing process have become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Goodwill. Approximately $149.0 million has been preliminarily allocated to goodwill. Goodwill represents the excess of the estimated purchase price over the fair values of the underlying tangible and identifiable intangible assets, net of liabilities assumed. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The Company has determined that approximately 73% of the goodwill, before the effects of the deferred tax liability arising from the acquisition of Flowchem, will be deductible for tax purposes.

4. Adjustments to Unaudited Pro Forma Condensed Consolidated Financial Statements

The following notes relate to the unaudited pro forma condensed consolidated financial statements:

(a)	This amount represents adjustments to cash to reflect cash receipts and payments related to the acquisition and the financing of the transaction as follows (in thousands):

Receipts
Issuance of debt, net of costs and debt discount	$534,549
Payments
Cash consideration for acquisition	(506,195)
Repayment of Prior Credit Facility	(31,132)
Net pro forma adjustments to cash and cash equivalents	$(2,778)
(b)

Reflects the adjustment of $0.96 million to increase the basis in the acquired property, plant and equipment to estimated fair value of approximately $22 million. The estimated useful lives range from three to thirty years.

The fair value and useful life calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Flowchem’s property, plant and equipment.

	Year ended	Nine months ended
	July 31, 2016	April 30, 2017
Estimated depreciation expense	$1,800	$1,475
Historical depreciation expense	(1,652)	(1,364)
Pro forma adjustments to depreciation expense	$148	$111
(c)

Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including trade names, trademarks, proprietary manufacturing process, and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows.

The following notes relate to the unaudited pro forma condensed consolidated income statements for the nine months ended April 30, 2017 and for the year ended July 31, 2016:

			Year Ended	Nine Months Ended
		Estimated Useful	July 31, 2016	April 30, 2017
	Estimated Fair Value	Life in Years	Amortization Expense	Amortization Expense
Trade name	$6,591	Indefinite	—	—
Trademarks	22,358	Indefinite	—	—
Customer relationships	158,361	25	6,334	4,751
Proprietary manufacturing process	152,597	25	6,104	4,578
Identifiable intangible assets acquired	339,907		12,438	9,329
Historical amortization expense			(6,736)	(5,052)
Pro forma adjustments to amortization expense			$5,702	$4,277

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of definite lived intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $1.2 million, assuming an overall weighted-average useful life of 25 years.

(d)	Reflects adjustment to remove Flowchem’s historical goodwill of $116.4 million and record goodwill associated with the acquisition of $149.0 million.

(e)

The net increase to debt (net of $11.3 million of debt issuance costs and $2.75 million original issue discount) reflects the new debt of $535.9 million incurred to finance the acquisition of Flowchem. The pro forma adjustments reflect the repayment of the $87.7 million of Flowchem’s outstanding debt at the closing of the acquisition in accordance with the Purchase Agreement, as well as the repayment of the $31.1 million of outstanding debt under the Prior Credit Facility on the closing date of the New Credit Facility. The pro forma adjustments to debt include (in thousands):

Non-current portion of new term debt issued, net of debt issuance costs of $11.3 million and debt discount of $2.75 million	$532,461
Flowchem long-term debt, net of debt issuance costs and discount	(82,070)
Prior Credit Facility, repaid at closing	(31,132)
Pro forma adjustment to long-term debt	$419,259

Current portion of new term debt issued, net of debt issuance costs and debt discount	$3,493
Flowchem current maturities of debt, net of debt issuance costs and debt discount	(5,655)
Pro forma adjustment to current maturities of debt, net of debt issuance costs and discount	$(2,162)
(f)

Reflects the adjustment to other assets as a result of debt issuance costs of the New Credit Facility and write off of the proportional debt issuance costs associated with the Prior Credit Facility upon its repayment at the time of the acquisition. Debt issuance costs associated with the New Credit Facility have been presented in other assets and are amortized over the life of the facility as the Company has not borrowed under the revolving credit facility. The net increase to other assets includes (in thousands):

New Credit Facility debt issuance costs incurred	$1,277
Prior Credit Facility debt issuance costs expensed upon repayment	(257)
Pro forma adjustment to other assets	$1,020
(g)

Reflects the adjustment to the deferred tax liabilities resulting from the acquisition. The estimated increase in deferred tax liabilities of $24.5 million stems primarily from the book basis to tax basis difference from the identifiable intangible assets based on an estimated tax rate of 35%. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(h)	Reflects the elimination of the historical equity of Flowchem in the amount of $121.1 million.
(i)

Represents the net increase to interest expense resulting from interest on the new term debt to finance the acquisition of Flowchem and the amortization of related debt issuance costs, as follows (in thousands):

	Year ended	Nine months ended
	June 30, 2016 and	March 31, 2017 and
	July 31, 2016	April 30, 2017
Elimination of interest expense – Flowchem	$(9,396)	$(5,134)
Elimination of amortization of debt issuance costs - Flowchem	(597)	(334)
Elimination of amortization of debt discount - Flowchem	(234)	(332)
Elimination of interest expense and amortization of debt issuance costs - the Company	(799)	(650)
Interest expense on the New Credit Facility at an initial rate of 5.4089%	28,415	18,914
Amortization of new debt issuance costs and debt discount	2,006	1,504
Pro forma adjustments to interest expense	$19,395	$13,968

A one-eighth percent variance in the interest rate on the New Credit Facility would result in estimated changes of $0.7 million and $0.5 million in interest expense for the twelve months ended July 31, 2016 and the nine months ended April 30, 2017, respectively.

(j)

Reflects the net income tax effect on the pro forma adjusted earnings at the federal statutory rate of 35%, assuming that Flowchem is no longer treated as a limited partnership under the Internal Revenue Code and accordingly, is subject to income‑based taxation at the corporate level. The pro forma adjustment to provision for income taxes was calculated by combining Flowchem’s historical earnings and the pro forma adjustment to earnings and multiplying by the expected federal statutory rate.

(k)	Reflects the adjustment to retained earnings as a result of the recognition of expenses incurred and paid upon the closing of the New Credit Facility.
(l)	Reflects the adjustment to retained earnings and accrued liabilities as a result of the recognition of acquisition expenses incurred by the Company.
(m)	Reflects the adjustments to reclassify certain liabilities to be consistent with the Company’s presentation on the condensed consolidated balance sheet.
(n)	Reflects the adjustment to retained earnings and accrued liabilities as a result of the recognition of acquisition expenses incurred by the Flowchem.